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                                                                     EX-99.B8AII
                                                           Exhibit 24(b)8(a)(ii)
As of __________,1998


VIA UPS OVERNIGHT
-----------------

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
         -----------------------------------------------------

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Global & International Funds, Inc. for the benefit of Latin America Fund and New Europe Fund (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for these Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective 1998. Kindly acknowledge your agreement to provide such services and to add these Series to Schedule A by signing in the space provided below.

                                   DELAWARE GROUP GLOBAL & INTERNATIONAL
                                            FUNDS, INC.
                                            on behalf of Latin America Fund and
                                            New Europe Fund



                                   By:________________________________
                                            David K. Downes
                                   Its:     Executive Vice President
                                            Chief Operating Officer
                                            Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK

By:_____________________

Its:____________________